Exhibit 10.4
LSI Corporation Director Fees
The following table shows the fees that we pay our outside Directors for their service on our Board of Directors and its committees.

For service as:	The Annual Fee is:

Member of the Board of Directors	$60,000
Chairman of the Board of Directors	additional $60,000

Member of the Audit Committee	$15,000
Chairman of the Audit Committee	additional $7,500

Member of the Compensation Committee	$10,000
Chairman of the Compensation Committee	additional $7,500

Member of the Nominating and Corporate Governance Committee	$10,000
Chairman of the Nominating and Corporate Governance Committee	additional $7,500
In addition, each outside Director receives annually an option to purchase 30,000 shares of our common stock.
Inside Directors do not receive any additional compensation for their service on our Board of Directors.